Exhibit 99.1

Ocean Bio-Chem, Inc. Reports Fourth Quarter and Full Year 2021 Net Sales, Net Income, and Earnings per Share

Star brite parent announces net sales of $64.3 million highest in company history—15.7% higher than 2020—and net income of $8.4 million

FORT LAUDERDALE, FL, March 31, 2022 — Ocean Bio-Chem, Inc. (NASDAQ: OBCI), the parent company of Star brite Inc. and Kinpak Inc.—vertical manufacturer and distributor of performance, appearance, maintenance, and disinfectant chemicals for the marine, RV, and outdoor industries is pleased to announce its fourth quarter and full year 2021 financial results.

2021 Highlights:

–	2021 was the ninth consecutive year of record net sales

–	2021 record year net sales of $64.3 million, up 15.7% compared to 2020

–	2021 record fourth quarter net sales of $14.0 million, up 8.7% compared to 2020

–	2021 net income of $8.4 million, compared to $9.6 million in 2020

–	Cash on hand increased to $12.7 million, a ratio of 9.1:1 of current assets to current liabilities

CEO and President, Peter Dornau, commented: “I am extremely pleased with our team’s performance in 2021. After record sales in 2020, the Company continued its sales growth with another strong double-digit sales increase in 2021. For the two-year period 2020-2021, the Company increased sales approximately 52.2% or $22.0 million. The strong sales growth in 2021 is attributable to sustainable growth of our core higher margin products, increasing almost 20% from 2020. This coupled with double-digit sales growth of our winterizing group of products, including antifreeze—which had previously been viewed as a commodity product—had increases in both sales volume and gross margin percentages. Our strength as a vertically integrated manufacturing operation enabled us to capitalize in a time of supply chain product shortages, increasing production to meet customer demand when competitors could not. And we did it with on-time deliveries. Our 2020 COVID growth of our chlorine dioxide product group had a substantial decrease in volume as the COVID pandemic use of disinfectants and sanitizers decreased partially offsetting the strong gains of our core products.

Net income grew 140% from the pre-COVID base year of 2019, increasing from $3.5 million to $8.4 million. The sustained growth of our core products in the marine, automotive, RV, and outdoor sectors is the cornerstone of the combined two-year growth of our Company.

The significant sales growth in 2021 of $8.7 million, or 15.7%, marks the ninth consecutive year in which the Company has set an annual sales record.

Because of supply chain shortages and inflation that many companies are experiencing, the price of raw materials negatively impacted our cost of goods sold. The higher costs of materials were exacerbated with higher costs for both inbound shipping containers of products, the availability of trucks at higher costs, and the cost of outbound freight for shipments to our customers. These factors all impacted the higher cost of products and resulting gross margin percent decreasing by 4.5% for the full year of 2021. Our business does not enable us to pass through the price increases to our retail customers and distributors as promptly as we experience raw material and operating cost increases. In the first quarter 2022 we have implemented price increases to offset these costs.”

Financial Summary

The Company’s 2021 full year net income was approximately $8.4 million, compared to $9.6 million for 2020, a decrease of approximately $1.2 million or 12.6%. Earnings per share for 2021 were $0.89 compared to $1.02 for 2020, a decrease of approximately 12.7%.

The Company also reported record net sales for the full year of 2021 of approximately $64.3 million, compared to approximately $55.6 million for 2020, an increase of approximately $8.7 million or 15.7%.

Fourth quarter 2021 net sales were approximately $14.0 million, compared to the fourth quarter of 2020 net sales of approximately $12.9 million, an increase of approximately $1.1 million or 8.7%. Fourth quarter 2021 net income was approximately $628,000 compared to net income of approximately $881,000 in 2020, a decrease of approximately $253,000 or 28.7%. Earnings per share for the fourth quarter of 2021 were $0.07 compared to $0.09 for the fourth quarter of 2020, a decrease of appropriately 22.2%.

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
(In thousands except per share data)	2021	2020	2021	2020
NET SALES	$13,995	$12,879	$64,299	$55,561
PRE-TAX INCOME	$786	$1,111	$10,710	$12,232
NET INCOME	$628	$881	$8,404	$9,617

EPS - BASIC & DILUTED	$0.07	$0.09	$0.89	$1.02
DIVIDENDS PER SHARE	$0.03	$0.02	$0.12	$0.08

Business Outlook

Mr. Dornau commented, “We are continuing to invest in the Company’s future. In the first quarter of 2022 we have completed the second major plant/distribution expansion in less than five years. This brings our total manufacturing/distribution facility in Montgomery AL to 370,000 sq. ft. on our 23-acre site. Additionally, we are upgrading our manufacturing capabilities with new state-of-the-art bottling and blow molding equipment. The capital investment is approximately $1.2 million. This investment will increase the production volume of bottles to meet our growing needs as well as increased quality. With our plant expansion and new equipment, we are well positioned to meet customer sales in 2022 and beyond.

There are also attractive growth opportunities in our chlorine dioxide line of products beyond the use to combat COVID. We believe these opportunities will contribute to increases of sales of our chlorine dioxide products in 2022.

We continue to be optimistic about the continued growth of both our core marine business as well as our winterizing business in 2022. The Star Tron line of products is anticipated to grow throughout the year with the introduction of Star Tron Lubricants on shelves now at retailers nationwide, and several new products to be introduced in coming quarters. National advertising and social media campaigns will follow. With current gas price increases, we hope to see an increased interest in MPG-enhancing fuel additives such as Star Tron.

Our winterizing business is starting early this year. We are already in the procurement of ordering raw materials and anticipate a strong selling season of winterizing products this year.

With Star Tron new line extensions, increased prices, anticipated strong winterizing products selling season and continued increase in boating and outdoor recreation, we anticipate 2022 to be another successful year. First quarter of 2022 saw Star brite and Star Tron brands featured in new TV shows, new advertising campaigns across national networks, and an increased presence on social media”.

As of December 31, 2021, the Company had cash-on-hand of approximately $12.7 million and a ratio of 9.1:1 of current assets to current liabilities

With the strength of our balance sheet, cash flow, and optimism for our future, our Board of Directors voted to increase the quarterly dividend to shareholders to $0.04 per/share.”

About Ocean Bio-Chem, Inc.:

Ocean Bio-Chem, Inc. manufactures, markets, and distributes a broad line of appearance and maintenance products for the marine, automotive, power sports, recreational vehicle, and outdoor power equipment markets under the Star brite®, Star Tron®, Odor Star® and other brand names within the United States of America and Canada. The Company manufactures, markets, and distributes a line of disinfectant, sanitizing and deodorizing products under the Performacide® and Star brite® brand names. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products.

The Company’s web sites are: www.oceanbiochem.com, www.starbrite.com; www.startron.com; www.performacide.com.

Forward-looking Statements:

Certain statements contained in this Press Release constitute forward-looking statements, including, without limitation, there are attractive growth opportunities in our chlorine dioxide line of products beyond the use to combat COVID, we anticipate a strong selling season of winterizing products this year. In addition, we continue to be optimistic about the continued growth of our core marine business and we anticipate 2022 to be another successful year. We also have plans for the launch of new higher margin product line extensions under our flagship Star Tron brand for this purpose, any statements contained in this report that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “believe,” “may,” “will,” “expect,” “anticipate,” “intend,” “has the ability” or “could,” including the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Factors that may affect these results include, but are not limited to, the nature of the coronavirus itself; the way our products are used; the highly competitive nature of our industry; prices for raw materials that are petroleum or chemical based and other factors addressed in our annual report on Form 10-K for the year ended December 31, 2021. variable selling costs (commissions, travel ect.) increased proportionally to sales increases. In addition to support the increase in sales we increased our spending for both online and magazine advertising and additional sales/marketing personnel. The Company also incurred higher compensation and benefits costs necessary to retain key personnel.

Contact:

Peter Dornau CEO and President pdornau@starbrite.com 954-587-6280

Jeff Barocas Vice President & CFO jbarocas@starbrite.com 954-587-6280

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